Exhibit 10.1
November 20, 2008
Mr. Anthony Smeraglinolo
1447 Park Garden lane
Reston, VA 20194
Dear Mr. Smeraglinolo:
I am pleased to offer you employment with DynCorp International LLC (the “Company”) as President, International Security Services, effective December 29, 2008. In this capacity, your office location will be Falls Church, Virginia, and you will report directly to me.
You will be classified as an exempt employee. Your salary will be payable in bi-weekly increments of sixteen thousand one hundred fifty three dollars and eighty-five cents ($16,153.85), less statutory deductions, for an annualized rate of four hundred twenty thousand dollars ($420,000).
In this position, you will participate in the company’s Executive Incentive Plan (EIP). Your individual target for FY-09 will be sixty percent (60%) of your annual salary as of your date of hire. You will receive EIP consideration for the full Plan Year, for fiscal year 2009, begins April 01, 2008 and ends March 31, 2009.
You will also be a participant in the company’s Long Term Incentive Plan which has been approved by the Compensation Committee of the Board of Directors of DynCorp International Inc. Your Long Term Incentive Plan Award at time of hire will be 35,000 Restricted Stock Units in accordance with and subject to the provisions of the DynCorp International 2007 Omnibus Incentive Plan. These units are performance based with key terms summarized on the attached “Term Sheet”.
Contingent upon your signing an “Acknowledgement of Employee Obligation with Respect to Signing Bonus”, you will be provided a signing bonus on one hundred fifty thousand dollars and no cents ($150,000.00), less statutory deductions. Payment of such bonus will be made within fifteen (15) days of your first day of employment.
You are also eligible to participate in DynCorp International’s flexible benefits program. You will have ten (10) working days from your starting date to complete and submit your enrollment form. Regardless the date on which the enrollment form is completed during the ten (10) working day enrollment period, your elections will be effective for you and your eligible dependents as of your first day of employment. After the enrollment period closes, you will be unable to change your benefits until the next annual benefits enrollment period.

You will serve as an employee at will. You can resign your employment at any time and can be terminated at any time. However, in the event the Company terminates your employment without “Cause”, the Company agrees to pay you a severance amount equal to 1.0 times your Base Annual Compensation in effect at time of termination, less standard deductions and withholdings payable at time of termination. In this event, the Company will also pay you a pro rated portion of your Executive Incentive Compensation based on projected Company performance through the termination date. Should you resign or should the Company terminate your employment for “Cause”, you will receive only the salary earned by you through the date of termination and no additional severance payment shall be made.
Further, the Company will require you to execute a covenant not to compete precluding you from engaging in direct competition with the Company’s business for a period of one year following the conclusion of your employment.
In accordance with federal law, employees are required to furnish proof of their authorization to work in the United States within three days of the date on which they begin employment. Therefore, please bring on your first day of employment the appropriate documents to fulfill these requirements.
This offer of employment is valid for a period of ten (10) working days from the date of this letter, after which it may be withdrawn. In the event you accept this offer of employment, please acknowledge via your signature below with the executed document returned to the attention of Dianne Walker, Senior VP of Human Resources, by either email or fax to (817) 224-1794.
The foregoing summarizes DI’s offer. The Company will provide you with a “Covenants and post-Employment Obligations” Document setting out the terms and conditions of your employment in greater detail. I look forward to you positive response and would welcome working closely together to advance DynCorp International’s global interests and growth.
Sincerely,
DynCorp International LLC

/s/ William L Ballhaus

William L Ballhaus
President and Chief Executive Officer
DynCorp International LLC
I accept the offer of employment as stated above. I understand that I have the right to terminate my employment at any time with or without cause, and that DynCorp International retains the same right. I further understand that the terms of his offer of employment supersede the terms of all previously executed offers of employment.

/s/ Anthony Smeraglinolo

Anthony Smeraglinolo